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07/01/96                                                         EXHIBIT (10)(a)
                              MORTON INTERNATIONAL, INC.
                                    FISCAL 1997-99
                      KEY EXECUTIVE LONG-TERM INCENTIVE PROGRAM

This Program, which has been adopted pursuant to paragraph 4(d)(i) of the Company's 1989 Incentive Plan (formerly the 1989 Stock Awards Plan), provides cash incentive opportunities to Senior Corporate Officers, Group Vice Presidents and key Business Unit Executives for achieving long-term growth oriented performance goals.

A.  OBJECTIVE

    The objective of this Program is to further the growth of the Company by
    rewarding key executives for achieving     long-term growth oriented
    performance goals, benefiting the shareholders.

B.  TIMING

    The Program will operate over a three-year performance period covering fiscal 1997, 1998 and 1999.

C.  ELIGIBILITY AND PARTICIPATION

    The Program covers the following executive positions:

         Chief Executive Officer

         Chief Operating Officer

         Corporate Officers reporting to the Chief Executive Officer or Chief Operating Officer

         Business Unit Executives, in salary grade 23 or above, reporting to a Group Vice President

    Eligibility will be by position. Participation approval, however, will be only by position and incumbent.

    Positions must be nominated for participation prior to the start of the performance period. Participation requires the approval of the Chief Operating Officer, the Chief Executive Officer and the Compensation Committee of the Board.

D.  PROGRAM FUNDING

    The Chief Financial Officer, at the direction of the Chief Executive Officer, will reserve appropriate funds during the course of the fiscal year to provide incentive payments. Any such reserved funds shall remain the property of the Company and no participant shall have a right or claim to any such funds unless the right or claim has specifically accrued under the Program.

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Fiscal 1997-99 Key Executive Long-Term Incentive Program
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E.  PERFORMANCE CRITERIA

    Criteria used to measure performance for the performance period are:



       PARTICIPANT GROUP                  APPLICABLE PERFORMANCE CRITERIA
       -----------------                  -------------------------------

       CEO, COO, and Corporate               - Growth in Company Earnings Per
       Staff Officers                          Share ("EPS")
                                             - Average Return on Net Assets - Group Roll-up


       Group Vice Presidents                 - Growth in Pre-Tax Group Profit
                                             - Average Return on Net Assets - Group

       Business Unit Executives              - Growth in Pre-Tax Group or Business Unit Profit
                                             - Average Return on Net Assets - Group or Business
                                               Unit


F.  ESTABLISHMENT OF PERFORMANCE OBJECTIVES

    For the performance period, growth and average return on net assets
    objectives have been established by the    Compensation Committee of the
    Board based upon recommendation by the Chief Executive Officer.

    These objectives include a threshold level at which partial incentives may be earned, the desired objective for the period at which target incentives may be earned, and an optimum level at which maximum incentives may be earned, as follows:

                    EPS OR PRE TAX PROFIT GROWTH        AVERAGE RONA
                    ----------------------------        ------------
         Threshold    5% growth compounded annually    (Set based on historical
         Objective   10% growth compounded annually    results and requirements
         Optimum     20% growth compounded annually    for future Company success)


G.  ADJUSTMENTS TO PERFORMANCE OBJECTIVES

    Performance objectives will be adjusted by action of the Compensation Committee (in accordance with calculations confirmed by the Company's independent auditors) so that the degree to which the objectives are achieved will not be affected by any of the following which occur after the objectives are initially established: changes in (or in the application of) accounting principles; changes in tax laws; any material acquisition, divestiture or joint venture; extraordinary items as defined under generally accepted accounting principles; and any other non-recurring items which the Company's press releases or SEC filings note and take into account in explaining what the Company's or a business unit's financial results would have been on a comparable basis from period to period.

H.  TARGET INCENTIVE AMOUNTS

    A specific dollar incentive target for each participant will be established by the Compensation Committee based on a recommendation from the CEO. The dollar target will be computed as a percentage of the participant's base salary immediately before the beginning of the performance period. The percentage to be applied will vary depending on the participant's assigned salary grade as follows:

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Fiscal 1997-99 Key Executive Long-Term Incentive Program
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       ASSIGNED SALARY GRADE        PERCENTAGE TARGET APPLIED TO SALARY
       ---------------------        ------------------------------------

             33                             100%
             31                             100%
             28                              80%
             27                              80%
             26                              80%
             25                              70%
             24                              70%
             23                              60%
             22                              60%

    The dollar value of the incentive targets, computed in accordance with the above schedule, may be adjusted by the Compensation Committee based on the recommendation of the CEO, within a guideline range of plus or minus 20% to provide a degree of flexibility in determining individual incentive amounts. The Compensation Committee may use the same guideline range of plus or minus 20% to determine an adjusted incentive target for the CEO.

I.  ACTUAL INCENTIVE AWARDS

    Actual incentive awards require the approval of the CEO and Compensation Committee and will be based upon pre-established individual participant payout schedules reflecting achievement of performance objectives for the performance period. For results between the established performance objectives, linear interpolation will be used to compute the percentage of the target incentive which may be earned. The achievement levels and corresponding payout opportunity are as follows:

                 ------------------------------------------------
                 ------------------------------------------------
                   Achievement                Percent of Target
                      Level                  Which May Be Earned
                 ------------------------------------------------
                 ------------------------------------------------

                    Threshold                        50%
                    Objective                       100%
                    Optimum                         200%
                 ------------------------------------------------
                 ------------------------------------------------

J.  INCENTIVE PAYMENTS
    Any incentive payments made under the Program will be made in the form of cash or Company stock (at the election of the Company), and will normally be paid in the month of August following the end of the three-year performance period. No incentive award is earned until the date the Compensation Committee approves such payment.

    If the Company reasonably anticipates that all or any portion of an incentive award otherwise payable under the Program will be nondeductible by the Company for federal income tax purposes as a result of the application of Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may defer the payment of such award or portion thereof. A deferred account balance in the amount of the deferred portion of such award will be created by the Company for each participant with respect to whom an incentive award payment is deferred. Such deferred account balance will accrue interest, compounded semi- annually, at the average rate for commercial paper as reflected in the Federal Reserve 30 day commercial paper composite.

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    Prior to the end of each taxable year of the Company, the Company will determine the maximum amount of each participant's deferred account balance that the Company reasonably expects would be deductible by it for federal income tax purposes in such taxable year if such amount were paid to such participant on or before the last day of such taxable year and will pay that amount to the participant on or before such date.


K.  TERMINATION OF EMPLOYMENT OR CESSATION OF ELIGIBILITY

    Because incentive awards are not earned until the date the Compensation Committee approves payment, if termination of employment occurs or the participant ceases to be eligible for benefits under the Program before such date (whether or not the performance period has ended), no such terminated or ineligible employee is entitled to any incentive payment. Under certain circumstances, as detailed below, a terminated participant who completed one-third of the performance period and whose employment terminates by reason other than resignation or involuntary termination may be considered for an incentive award. Consideration of such awards will be at the sole discretion of the Compensation Committee and require approval based upon the Chief Executive Officer's recommendation according to the following schedule:



       Reason for Termination               Incentive Award Eligibility
       ----------------------               ---------------------------

       Retirement or Death        Pro rata share of incentive award, payable
                                  to retiree or heirs/estate after the end of the performance period subject to the achievement of goals for the entire performance period.

       Long-Term Disability       Pro rata share of incentive award, payable
                                  after the end of the performance period
                                  subject to the achievement of goals for the entire performance period.

       Resignation or             No incentive award even if termination
                                  Involuntary Termination occurs after the end of the performance period but before the Compensation Committee approves payment of awards.

L.  ADMINISTRATION

    The Program will be administered by the Compensation Committee assisted by the Company's Human Resources staff.


M.  CHANGE IN CONTROL

    Anything in this Program to the contrary notwithstanding, upon the occurrence of a Change in Control of the Company (as defined from time to time in Section 5(c) of the 1989 Incentive Plan), the performance periods with respect to all outstanding incentive awards shall terminate as of such date and the related incentive awards shall be payable as of such date.
    The amount payable with respect to any award shall be equal to the percent of the target determined as follows: The sum of (x) the product of (i) the greater of (a) the percent of target that would have been earned and payable pursuant to Section I above if the

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Fiscal 1997-99 Key Executive Long-Term Incentive Program
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    performance period had ended as of the last day of the fiscal quarter immediately prior to such Change in Control of the Company or (b) 100 and
    (ii) the number of full quarters elapsed in the performance period (the "Elapsed Quarters") divided by twelve and (y) the product of (i) 100 and
    (ii) the quotient obtained by dividing (a) twelve minus the number of Elapsed Quarters by (b) twelve.